EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-140565) of Bristow Group Inc. of our report dated June 26, 2009 relating to the financial statements and supplemental schedule of the Bristow Group Inc. Employee Savings and Retirement Plan, which appears in this Form 11-K.

/s/ UHY LLP
Houston, Texas
June 26 2009